ONECAP

                    A Nevada Corporation

                         Exhibit 23

         Consents of Independent Public Accountants


                INDEPENDENT AUDITORS' CONSENT

The Board Of Directors
OneCap

The firm of Bradshaw, Smith & Co., LLP consents to the inclusion of our report dated June 14, 2000 on the financial statements of OneCap as of May 31, 2000 and December 31, 1999 and for the five months ended May 31, 2000 and for the Period from June 7, 1999 (inception) to December 31, 1999, in the 10-SB of OneCap to be filed with the United States Securities and Exchange Commission pursuant to Section 12(b) or (g) of the Securities Exchange Act of 1934.

/s/  Bradshaw, Smith & Co., LLP

August 8, 2000